Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

BrightView Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (1)(2)	Maximum Aggregate Offering Price (1)		Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	N/A	N/A	N/A	N/A	N/A	N/A			N/A
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A			N/A
Carry Forward Securities
Carry Forward Securities	Equity	Common Stock, par value $0.01 per share	Rule 415(a)(6)							S-3	333-232582	July 18, 2019
	Equity	Preferred Stock, par value $0.01 per share	Rule 415(a)(6)							S-3	333-232582	July 18, 2019
	Equity	Depositary Shares, representing Preferred Stock	Rule 415(a)(6)							S-3	333-232582	July 18, 2019
	Debt	Debt Securities (3)	Rule 415(a)(6)							S-3	333-232582	July 18, 2019
	Other	Warrants	Rule 415(a)(6)							S-3	333-232582	July 18, 2019
	Other	Subscription Rights	Rule 415(a)(6)							S-3	333-232582	July 18, 2019
	Other	Purchase Contracts	Rule 415(a)(6)							S-3	333-232582	July 18, 2019
	Other	Units	Rule 415(a)(6)							S-3	333-232582	July 18, 2019
	Unallocated (Universal Shelf)	Unallocated (Universal Shelf)	Rule 415(a)(6)			$500,000,000	(4)	$121.20 per million		S-3	333-232582	July 18, 2019	$60,600.00
	Equity	Common Stock, par value $0.01 per share	Rule 415(a)(6)	50,633,123		$945,826,737.64	(5)	$121.20 per million		S-3	333-232582	July 18, 2019	$114,634.20
Total Offering Amounts						$1,445,826,737.64			$0
Total Fees Previously Paid									N/A
Total Fee Offsets									N/A
Net Fee Due									$0

(1)	Information with respect to each class is omitted pursuant to General Instruction II.D of Form S-3. An indeterminate amount of common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights, purchase contracts and units, which may be offered and sold on a primary basis, is being registered as may from time to time be issued at indeterminate prices with an aggregate initial offering price not to exceed $500,000,000 or the equivalent thereof in one or more other currencies. The securities covered by this registration statement may be sold or otherwise distributed separately, together or as units with other securities covered by this registration statement.

(2)	This registration statement also covers an indeterminate amount of each identified class of securities as may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, convertible or exchangeable securities that provide for exercise or conversion into or purchase of such securities of BrightView Holdings, Inc. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares.

(3)	Debt securities may be issued at an original issue discount or at a premium.

(4)	The proposed maximum aggregate offering price for the securities has been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act and reflects the maximum aggregate offering price of securities that may be issued.

(5)	The proposed maximum aggregate offering price for the securities has been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and is based upon the average of the high and low sale prices for the shares of common stock of BrightView Holdings, Inc. reported by the New York Stock Exchange on July 5, 2019.